CHINA MEDIA NETWORKS INTERNATIONAL, INC.
580 2nd Street, Suite 102
Encinitas, California 92024
760-230-2300
Fax 760-230-2305

November 21, 2005

VIA FACSMILE TRANSMISSION ONLY

HC International, Inc. Tower B, Huaxing Building No. 42 North Street Xizhimen, Haidian Beijing, PRC 100088 By: Guo Fansheng Fax: +86 (0)10 8221 1933	8 Holdings LLC Attention: Harlan Kleiman 1900 Ninth Street, s3rd Floor Boulder, CO 80302 Fax: 415-399-1366	Wu Xian Room 502-505, Tower B Tianhai Commercial Building 107 North Dongsi Road Beijing, PRC Fax: +86 (0)10 8404 3131

With copies to

Herbert Smith Attention: Michael Fosh 1410 China World Tower 1 1 Jianguomenwai Avenue Beijing, PRC 100004 Fax: +86 (0)10 6505 6516	Loeb & Loeb LLP Attention: Mitchell Nussbaum 345 Park Avenue New York, New York 10154 Fax: 212-407-4990	Shen Qizhi Room 502-505, Tower B Tianhai Commercial Building 107 North Dongsi Road Beijing, PRC Fax: +86 (0)10 8404 3131

RE: May 27, 2005 Sale and Purchase Agreement Executed Between Metaphor Corporation  (now China Media Networks International, Inc., a Nevada Corporation), 8 Holdings LLC,  Hong Kong Huicong International Limited, CMN Management and China Media  Network International, Inc. (a BVI Corporation), and September 2005 Amendment to  Sale and Purchase Agreement

Dear Sirs and Mesdames:

Please be advised that pursuant to Section 12.1.8 and 12.1.9 of the aforementioned Sale and Purchase Agreement ("S & P Agreement"), as well as Section 1 of the Amendment to Sale and Purchase Agreement (September 2005), as of 9 am Pacific Standard Time, November 21, 2005, China Media Networks International, Inc., a Nevada corporation, hereby terminates the aforementioned S & P Agreement.

Very Truly Yours,

/s/ Mark L. Baum, Esq.
Mark L. Baum
Chairman and CEO
China Media Networks International, Inc.